Exhibit 10.35

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”), dated October 6, 2016 (the “Effective Date”), confirms the following understandings and agreements between Gardner Denver, Inc. (the “Company”) and Saeid Rahimian (hereinafter referred to as “you” or “your”).

In consideration of the promises set forth herein, you and the Company agree as follows:

1.                  Employment Status and Separation Payments.

(a)                You acknowledge your separation from employment and all directorships with the Company and its direct and indirect parent(s), subsidiaries, and affiliates (collectively, with the Company, the “Company Group”) effective as of October 31, 2016 (the “Termination Date”), and after the Termination Date you will not represent yourself as being an employee, officer, agent or representative of the Company or any other member of the Company Group. With respect to your employment offer letter from Renaissance Parent Corp. (the “Parent”), dated as of June 2, 2013 (the “Offer Letter”), as well as your participation in the Parent’s LTI Program (as described in the Offer Letter), your termination of employment described herein will be treated as a termination without “Cause” for all purposes thereunder.

(b)               (i) In consideration of the release contained in paragraph 3 hereof, as well as your other obligations under this Agreement, and your execution and delivery of the release and waiver of claims attached as Exhibit A hereto (the “Termination Date Release”) on or following the Termination Date, but on or prior to the expiration of the Review Period (as such term is defined in the Termination Date Release), and (ii) subject to the Termination Date Release becoming effective in accordance with its terms on the Release Effective Date (as defined in the Termination Date Release), you will be provided with the payments and benefits described in Section 8 of the Offer Letter, payable in accordance with the terms set forth on Schedule I, attached hereto. Notwithstanding the foregoing, in the event that any monthly installment of such payments (as defined in the Offer Letter) would otherwise occur prior to the Release Effective Date (as defined in the Termination Date Release), any such amount shall be deferred and paid together with the next monthly installment following the Release Effective Date. Notwithstanding the foregoing, if you engage in any conduct that would constitute “Cause” for purposes of your Offer Letter prior to the Termination Date, you shall not be entitled to any portion of the Consideration (as defined in paragraph 4 hereof).

(c)                You currently hold options to purchase shares of common stock of Parent (the “Options”). Subject to your compliance with paragraph 2 below, the Options will remain outstanding and continue to vest in accordance with their terms through December 31, 2016 (the “2016 Option Treatment”).

(d)               The Company will also reimburse you for reasonable and customary business expenses incurred prior to the Termination Date pursuant to the terms of the Company’s business expense policy; provided that you submit a completed expense reimbursement form and supporting documentation no later than thirty (30) days following the Termination Date.

(e)                You acknowledge and agree that the payment(s) and other benefits provided pursuant to this paragraph 1 are in full discharge of any and all liabilities and obligations of the Company or any other member of the Company Group to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company or any other member of the Company Group and/or any alleged understanding or arrangement between you and the Company or any other member of the Company Group (other than claims for accrued and vested benefits under an employee benefit, insurance, or pension plan of the Company or any other member of the Company Group (excluding any employee benefit plan providing severance or similar benefits), subject to the terms and conditions of such plan(s)).

2.                  Pre & Post Termination Date. If you terminate your employment with the Company for any reason prior to the Termination Date, such termination will not be deemed “Good Reason” for purposes of your Offer Letter regardless of the circumstances of the termination, and you will not receive, and will have no right to receive, any portion of the Consideration (as defined below). From the Termination Date through December 31, 2016, as an express condition to your receipt of the 2016 Option Treatment, you will (i) provide reasonable assistance, as requested from time to time by the company, with respect to the business of the Energy Group of the Company, (ii) assist with the transition of your role as requested from time to time by the company, and (iii) provide such other services and advice on such other matters involving the business of the Company as may reasonably be requested by the Company.

3.                  Release and Waiver of Claims.

(a)                As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

(b)               For and in consideration of the payments and benefits described in paragraph 1 above, and other good and valuable consideration, you, for and on behalf of yourself and your heirs, administrators, executors and assigns, effective the date hereof, do fully and forever release, remise and discharge the Company, and any other member of the Company Group, together with their respective current and former officers, directors, partners, members, shareholders, fiduciaries, counsel, employees and agents (collectively, and with the Company, the “Company Parties”) from any and all claims whatsoever up to the date hereof which you had, may have had, or now have against the Company Parties, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to your employment or the termination of your employment with the Company or arising out of or relating to the Offer Letter, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual orientation. The parties intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law.

(c)                Notwithstanding the foregoing, nothing in this Agreement shall be a waiver of: (i) your rights with respect to payment of amounts under this Agreement, (ii) your right to benefits due to terminated employees under any employee benefit plan of the Company or any other member of the Company Group in which you participated (excluding any severance or similar plan or policy), in accordance with the terms thereof (including you rights to elect COBRA coverage), (iii) any claims that cannot be waived by law including, without limitation any claims filed with the Equal Employment Opportunity Commission, the U.S. Department of Labor; or (iv) your right of indemnification as provided by, and in accordance with the terms of, the Company’s by-laws or a Company insurance policy providing such coverage, as any of such may be amended from time to time.

(d)               You acknowledge and agree that by virtue of the foregoing, you have waived any relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this paragraph 3. Therefore you agree that you will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement.

4.                  Knowing and Voluntary Waiver. You expressly acknowledge and agree that you:

(a)                Are able to read the language, and understand the meaning and effect, of this Agreement;

(b)               Have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Agreement or its terms, and that you are not acting under the influence of any medication, drug or chemical of any type in entering into this Agreement;

(c)                Are specifically agreeing to the terms of the release contained in this Agreement because the Company has agreed to provide you the Severance Payment (as defined in the Offer Letter) the Benefit Continuation (as defined in the Offer Letter) and the 2016 Option Treatment (collectively, the “Consideration”), which the Company has agreed to provide because of your agreement to accept it in full settlement of all possible claims you might have or ever had, and because of your execution of this Agreement;

(d)               Were advised to consult with your attorney regarding the terms and effect of this Agreement; and

(e)                Have signed this Agreement knowingly and voluntarily.

5.                  No Suit. You represent and warrant that you have not previously filed, and to the maximum extent permitted by law agree that you will not file, a complaint, charge or lawsuit against any of the Company Parties regarding any of the claims released herein. If, notwithstanding this representation and warranty, you have filed or file such a complaint, charge or lawsuit, you agree that you shall cause such complaint, charge or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge or lawsuit, including without limitation the attorneys’ fees of any of the Company Parties against whom you have filed such a complaint, charge, or lawsuit.

6.                  No Re-Employment. You hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group. You affirmatively agree not to seek further employment with the Company or any other member of the Company Group.

7.                  Successors and Assigns. The provisions hereof shall inure to the benefit of your heirs, executors, administrators, legal personal representatives and assigns and shall be binding upon your heirs, executors, administrators, legal personal representatives and assigns.

8.                  Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

9.                  Non-Disparagement.

(a)                You agree that you will make no disparaging or defamatory comments regarding any member of the Company Group, Kohlberg Kravis & Roberts & Co. L.P. and its affiliates, or their respective current or former directors, officers or employees in any respect or make any comments concerning any aspect of your relationship with any member of the Company Group or the conduct or events which precipitated your termination of employment from any member of the Company Group.

(b)               The Company agrees to promptly instruct each officer and director of the Company to refrain from making any disparaging or defamatory comments regarding you in any respect or make any comments concerning any aspect of your relationship with any member of the Company Group or the conduct or events which precipitated your termination of employment from any member of the Company Group.

(c)                Notwithstanding this paragraph 9, you and the Company will be entitled to describe in general terms your responsibilities and roles while employed by the Company and that you and the Company mutually agreed to terminate your employment with the Company. Your obligations and those of the Company under this paragraph 9 shall not apply to disclosures required by applicable law, regulation or order of a court or governmental agency.

10.              Cooperation.

(a)                You agree that you will provide reasonable cooperation to the Company and/or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge. The Company agrees to reimburse you for reasonable out-of-pocket expenses incurred at the request of the Company with respect to your compliance with this paragraph.

(b)               You agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding or otherwise) which in any way relates to your employment by the Company and/or any other member of the Company Group, you will give prompt notice of such request to the Company’s General Counsel, Andy Schiesl (or his/her successor or designee) and will make no disclosure until the Company and/or the other member of the Company Group have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

11.              Continuing Obligations. You acknowledge, that in accordance with the terms of the Management Stockholder’s Agreement between you and Parent, dated as of December 18, 2013, you are subject to certain restrictive covenants provided therein, and agree to comply at all time with the terms and conditions contained therein.

12.              Confidentiality. The terms and conditions of this Agreement are and shall be deemed to be confidential, and shall not be disclosed by you or the Company to any person or entity without the prior written consent of the other party, except if required by law, and to your or the Company’s, as applicable, accountants, attorneys and/or immediate family, provided that, to the maximum extent permitted by applicable law, rule, code or regulation, they agree to maintain the confidentiality of the Agreement.

13.              Return of Property. You agree that you will promptly return to the Company all property belonging to the Company and/or any other member of the Company Group, including but not limited to all proprietary and/or confidential information and documents (including any copies thereof) in any form belonging to the Company, keys, card access to the building and office floors, Employee Handbook, phone card, computer user name and password, disks and/or voicemail code; provided, however, you will be allowed to retain your cell phone, ipad and computer after such devices have been reviewed and wiped by the Company’s IT department. You further acknowledge and agree that the Company shall have no obligation to provide the Consideration referred to in paragraph 1 above unless and until you have returned all items requested by the Company to be returned within ten (10) days of such request.

14.              Non-Admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of you or any member of the Company Group.

15.              Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the termination of your employment. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement. Nothing in this Agreement is intended to amend or alter any rights or obligations relating to your equity holdings in Parent, which will expressly survive the execution of this Agreement in accordance with the terms thereof.

16.              Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. You acknowledge and represent that the Company has not provided any tax advice to you in connection with this Agreement and have been advised by the Company to seek tax advice from your own tax advisors regarding this Agreement and payments and benefits that may be made to you pursuant to this Agreement.

17.              Governing Law; Jurisdiction. EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF DELAWARE, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

* * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

GARDNER DENVER, INC.

By:	/s/ Andrew Schiesl
Name: Andrew Schiesl
Title: Vice President

/s/ Saeid Rahimian
Saeid Rahimian
Dated: October 6, 2016

Acknowledged and Agreed:

RENAISSANCE PARENT CORP.

By:	/s/ Andrew Schiesl
Name:	Andrew Schiesl
Title:

Schedule I

Schedule of Payments and Benefits

Severance Payment:

Severance Payment	$1,333,333

Timing of Severance Payment:

The Severance Payment will be paid over an 20-month period in equal monthly installments commencing on the first regularly scheduled payroll date following the Termination Date (the “Severance Period”); provided, however, that any installment that would otherwise be paid prior to the Release Effective Date shall be deferred until the first regularly scheduled payroll date following the Release Effective Date.

Benefit Continuation:

Subject to a timely election of COBRA continuation coverage, COBRA continuation coverage under the Company’s health insurance plan on the same basis as actively employed employees of the Company for 20 months from the Termination Date (or such earlier time that you commence employment with another employer and are eligible for health insurance coverage at such employer). If for any reason the Company is prohibited by law from providing such continuation coverage, it will provide you the cash equivalent of such coverage, paid on a monthly basis at the same time the installments of the Severance Period are paid.

Taxes:

All severance payments and benefits are subject to applicable withholdings per paragraph 16 of the Separation and Release Agreement to which this Schedule is attached.

Treatment of Equity:

In accordance with the terms of the 2013 Stock Incentive Plan for Key Employees of Renaissance Parent Corp. and its Subsidiaries and the Management Stockholder’s Agreement dated as of December 18, 2013 (collectively, the “Grant Documents”), all of your Options that are not vested as of the Termination Date will be forfeited without consideration as of the Termination Date. With respect to your Options that are vested as of the Termination Date, each vested Option shall be cancelled and, in consideration of such cancellation, you will receive a payment in respect of each vested Option so cancelled equal to the excess, if any, between the current Fair Market Value (as defined in the Grant Documents) over (y) the exercise price per share of such vested Option, less applicable withholding taxes (the “Option Cancellation Payment”). The Option Cancellation Payment shall be paid to by March 31, 2017.

Each share of Purchased Stock (as defined in the Grant Documents) that you hold as of the Termination Date shall be forfeited, and in consideration of such forfeiture, you will receive a payment in respect of each share of Purchased Stock equal to the current Fair Market Value (the “Purchased Stock Payment”). The Purchased Sock Payment shall be paid to you on the first regular payroll date following the Release Effective Date.

Outplacement Services:

The Company will pay for outplacement services with RiseSmart Outplacement Services at the executive/Premier package level for a period of 12 months.

EXHIBIT A

RELEASE OF CLAIMS

As used in this agreement (the “Release of Claims”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Separation and Release Agreement, delivered to me [DATE] (the “Separation Agreement”).

For and in consideration of the payments and benefits described in the Separation Agreement, and other good and valuable consideration (collectively, the “Consideration”), I, for and on behalf of myself and my heirs, administrators, executors and assigns, effective the date hereof, do fully and forever release, remise and discharge the Company, and any other member of the Company Group, together with their respective current and former officers, directors, partners, members, shareholders, fiduciaries, counsel, employees and agents (collectively, and with the Company, the “Company Parties”) from any and all claims whatsoever up to the date hereof which I had, may have had, or now have against the Company Parties, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company or otherwise, whether for (by way of example only) tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law, rule or regulation, or the common law, dealing with employment, including, but not limited to, discrimination in employment based on age, race, sex, national origin, handicap, religion, disability or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other federal, state and local laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees. I intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law.

I acknowledge and agree that as of the date I execute this Release of Claims, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.

By executing this Release of Claims, I specifically release all claims relating to my employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

Notwithstanding the foregoing, nothing in this Release of Claims shall be a waiver of: (i) my rights with respect to the Consideration, (ii) my rights to benefits due to terminated employees under any employee benefit plan of the Company or any other member of the Company Group in which you participated (excluding any severance or similar plan or policy), in accordance with the terms thereof (including you rights to elect COBRA coverage), and (iii) any claims that cannot be waived by law including, without limitation any claims filed with the Equal Employment Opportunity Commission, the U.S. Department of Labor, or claims under the ADEA that arise after the date of this Release of Claims.

I acknowledge and agree that by virtue of the foregoing, I have waived any relief available to me (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Release of Claims. Therefore I agree that I will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Release of Claims.

I represent and warrant that I have not previously filed any complaint, charge or lawsuit against any of the Company Parties regarding any of the claims released herein.

I expressly acknowledge and agree that I:

•	Am able to read the language, and understand the meaning and effect, of this Release of Claims;

•	Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release of Claims or its terms, and that I am not acting under the influence of any medication, drug or chemical of any type in entering into this Release of Claims;

•	Am specifically agreeing to the terms of the release contained in this Release of Claims because the Company has agreed to pay me the Consideration, which the Company has agreed to provide because of my agreement to accept it in full settlement of all possible claims I might have or ever had, and because of my execution of this Release of Claims;

•	Acknowledge that but for your execution of this Release of Claims, I would not be entitled to the Consideration;

•	Understand that, by entering into this Release of Claims, I do not waive rights or claims under ADEA that may arise after the date I execute this Release of Claims;

•	Had or could have until [DATE] (the “Review Period”), which is twenty one days following my receipt of the Separation Agreement and this Release of Claims, in which to review and consider this Release of Claims, and that if I execute this Release of Claims prior to the expiration of the Review Period, I have voluntarily and knowingly waived the remainder of the Review Period;

•	Was advised to consult with my attorney regarding the terms and effect of this Release of Claims; and

•	Have signed this Release of Claims knowingly and voluntarily.

Notwithstanding anything contained herein to the contrary, this Release of Claims will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days following the date of its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this Release of Claims by notifying the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its General Counsel, Andy Schiesl. To be effective, such revocation must be received by the Company on or prior to the seventh (7th) calendar day following the execution of this Release of Claims. Provided that the Release of Claims is executed and I do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Release of Claims is executed shall be its effective date (the “Release Effective Date”). I acknowledge and agree that if I revoke this Release of Claims during the Revocation Period, this Release of Claims will be null and void and of no effect, and neither the Company nor any other member of the Company Group will have any obligations to pay me the Consideration.

The provisions of this Release of Claims shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release of Claims shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release of Claims.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS RELEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF DELAWARE, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS. I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.

/s/ Saeid Rahimian
Saeid Rahimian

Dated:	October 6, 2016

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